UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 20, 2026

Motorsport Games Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39868	86-1791356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3350 SW 148th Avenue, Suite 207 Miramar FL	33027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 413-0812

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MSGM	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 20, 2026, Motorsport Games Inc. (the “Company”) entered into a business loan agreement (the “Credit Agreement”) with Citibank, N.A. (“Citibank”), pursuant to which Citibank provided the Company with a revolving line of credit of up to $3.0 million at an interest rate equal to the Adjusted Term SOFR (as defined in the Credit Agreement) plus 2.250%, subject to increase upon an event of default. The Adjusted Term SOFR has a floor of 0.75%. The revolving line of credit is evidenced by a promissory note (the “Promissory Note”) that the Company issued to Citibank in the principal amount of up to $3.0 million. The Promissory Note has a stated maturity date of February 20, 2027. The Company also entered into a commercial security agreement pursuant to which the Company granted Citibank a lien on substantially all of the Company’s assets.

The Credit Agreement includes certain affirmative covenants related to conducting the Company’s business and maintaining certain levels of cash flow and fixed charges, including a requirement to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) in excess of 1.200 to 1.000 and a Cash Flow Leverage Ratio (as such term is defined in the Credit Agreement) not in excess of 2.500 to 1.000. The Credit Agreement also contains negative covenants including prohibitions on the creation or existence of any liens or security interests on the Company’s assets.

The Credit Agreement also contains events of default, including failure to make payments under the Note or any related documents, failure to comply with covenants, obligations or conditions contained in the Note or any related document, defaults under other loans, extension of credit or security agreement and any change in the Company’s ownership of twenty five percent (25%) or more of the Company’s common stock. The occurrence of an event of default can result in the exercise of remedies including an increase in the applicable rate of interest by 3.00% and declaration that all outstanding amounts owed under the Promissory Note immediately become due and payable.

The foregoing descriptions of the Credit Agreement and the Promissory Note are qualified in their entirety by reference to the full text of such agreements, forms or copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Business Loan Agreement, dated February 20, 2026, by and between Motorsport Games Inc. and Citibank, N.A.
10.2	Promissory Note, dated February 20, 2026, in favor of Citibank, N.A.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Motorsport Games Inc.

Date: February 25, 2026	By:	/s/ Stephen Hood
Stephen Hood
Chief Executive Officer and President